                                  EXHIBIT 99.3

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                   RESTATED CONSOLIDATED STATEMENT OF INCOME
                                   UNAUDITED

(In millions, except per share)                                                                     THREE MONTHS ENDED
                                                                                      --------------------------------------------
                                                                                       MAR 31,    JUNE 30,     SEP 30,    DEC 31,
                                                                                        1999        1999        1999       1999
                                                                                      --------    --------    --------    --------

NET SALES                                                                             $3,099.1    $3,162.8    $3,416.4    $3,677.1

Cost of Goods Sold                                                                     2,443.7     2,523.7     2,910.7     2,954.2
Selling, Administrative and General Expense                                              444.8       475.2       515.4       581.3
Rationalizations                                                                         167.4        (9.6)        6.1         7.7
Interest Expense                                                                          37.7        39.6        46.2        55.9
Other (Income) Expense                                                                     5.3         5.7      (159.2)        1.1
Foreign Currency Exchange                                                                (34.6)        1.1        (1.3)        7.2
Equity in Earnings of Affiliates                                                          (1.8)       (2.5)       (2.5)       (3.5)
Minority Interest in Net Income of Subsidiaries                                            4.5         6.5        12.1        17.2
                                                                                      --------    --------    --------    --------
Income before Income Taxes                                                                32.1       123.1        88.9        56.0
United States and Foreign Taxes on Income                                                  8.2        40.0       (10.3)       19.0
                                                                                      --------    --------    --------    --------
NET INCOME                                                                            $   23.9    $   83.1    $   99.2    $   37.0
NET INCOME PER SHARE OF COMMON STOCK -- BASIC:                                        $   0.15    $   0.54    $   0.63    $   0.23
                                                                                      --------    --------    --------    --------
Average Shares Outstanding                                                               156.0       156.1       156.3       156.3

NET INCOME PER SHARE OF COMMON STOCK -- DILUTED:                                      $   0.15    $   0.52    $   0.63    $   0.23
                                                                                      --------    --------    --------    --------
Average Shares Outstanding                                                               157.8       159.6       159.5       158.8




                                     X-99-3